Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces 4th Quarter and Annual Results for 2017

LAKELAND, Fla., March 1, 2018 - Publix’s sales for the fourth quarter of 2017, a 13-week period, were $8.9 billion, a 2.1 percent decrease from last year’s $9.1 billion, a 14-week period. Excluding the additional week in the fourth quarter of 2016, sales for the fourth quarter of 2017 would have increased 5 percent. Comparable-store sales for the fourth quarter of 2017 increased 3.2 percent.

Net earnings for the fourth quarter of 2017 were $766.6 million, compared to $544.5 million in 2016, an increase of 40.8 percent. Earnings per share for the fourth quarter increased to $1.04 for 2017, up from $0.71 per share in 2016. Net earnings and earnings per share were impacted by the passage of the Tax Cuts and Jobs Act of 2017 (Tax Act). Excluding the impact of the Tax Act, net earnings would have been $542.4 million, a decrease of 0.4 percent, and earnings per share would have been $0.74. Net earnings and earnings per share also were impacted by the extra week in the fourth quarter of 2016.

Publix’s sales for the fiscal year ended Dec. 30, 2017, a 52-week year, were $34.6 billion, a 1.6 percent increase from last year’s $34 billion, a 53-week year. Excluding the additional week in 2016, sales for 2017 would have increased 3.5 percent. Comparable-store sales for 2017 increased 1.7 percent.

Net earnings for 2017 were $2.3 billion, compared to $2 billion in 2016, an increase of 13.1 percent. Earnings per share increased to $3.04 for 2017, up from $2.63 per share in 2016. Excluding the impact of the Tax Act, net earnings would have been $2.1 billion, an increase of 2.1 percent, and earnings per share would have been $2.74.

These amounts are based on audited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective March 1, 2018, Publix’s stock price increased from $36.85 per share to $41.40 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m delighted we had a significant increase in our stock price,” said Publix CEO & President Todd Jones. “I’m proud of our associate owners for their dedicated service to our customers and communities.”

Publix is privately owned and operated by its 190,000 employees. Currently Publix has 1,172 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 21 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###